UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/15/2008

Dynavax Technologies Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34207

Delaware	33-0728374
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2929 Seventh Street, Suite 100
Berkeley, CA 94710-2753
(Address of principal executive offices, including zip code)

(510) 848-5100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On December 15, 2008, Dynavax Technologies Corporation ("Dynavax") and GlaxoSmithKline ("GSK") executed a Research and Development Collaboration and License Agreement (the "Collaboration Agreement") to form a worldwide strategic alliance to discover, develop, and commercialize novel inhibitors of Toll-like Receptors (TLRs) for the treatment of immuno-inflammatory diseases. Under the terms of the Collaboration Agreement, Dynavax will receive an initial payment of $10 million for which GSK will receive an exclusive option over four programs targeting autoimmune and inflammatory diseases such as lupus, psoriasis and rheumatoid arthritis.

Under the Collaboration Agreement, Dynavax is to conduct research and early clinical development in up to four programs and is eligible to receive future potential development and commercialization milestones totaling approximately $200 million per program. GSK can exercise its exclusive option to license each program upon achievement of proof-of-concept or earlier upon certain circumstances. After exercising its option, GSK will carry out further development and commercialization of these products. Dynavax will receive tiered, up to double-digit royalties on sales and has retained an option to co-develop and co-promote one specified product. The initial research term of the Collaboration Agreement is five years, subject to extension under certain circumstances.

The foregoing summary of the Collaboration Agreement is not complete and is qualified in its entirety by reference to the agreement which will be filed with the Dynavax Annual Report on Form 10-K for the year ending December 31, 2008.

Item 8.01.    Other Events

See Items 1.01

On December 17, 2008, Dynavax issued a press release entitled "GlaxoSmithKline and Dynavax Announce Worldwide Strategic Alliance." A copy of the press release is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibit
Exhibit No.        Description
99.1               Press Release, dated December 17, 2008 entitled "GlaxoSmithKline and Dynavax Announce Worldwide Strategic Alliance."

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynavax Technologies Corporation

Date: December 17, 2008	By:	/s/ Michael S. Ostrach
Michael S. Ostrach
Vice President, Chief Business Officer and General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release, dated December 17, 2008 entitled "GlaxoSmithKline and Dynavax Announce Worldwide Strategic Alliance."